As filed with the Securities and Exchange Commission on July 29, 2014

Registration No. ___-__________
___________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

Cliffs Natural Resources Inc.
(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-1464672
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315
(Address of Principal Executive Offices Including Zip Code)

Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan
(Full Title of the Plan)

James D. Graham, Esq.
Vice President, Chief Legal Officer and Secretary
Cliffs Natural Resources Inc.
200 Public Square, Suite 3300
Cleveland, Ohio 44114-2315
(216) 694-5700
(Name and Address, and Telephone Number, including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares, $0.125 par value per share	5,000,000	$15.195	$75,975,000	$9,786

(1)
Represents common shares, par value $0.125 per share, (“Common Shares”), of Cliffs Natural Resources Inc. (the “Registrant”) issuable pursuant to the Registrant’s Amended and Restated 2012 Incentive Equity Plan (the “Plan”) being registered hereon. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional Common Shares as may become issuable pursuant to the anti-dilution provisions of the Plan.

(2)
Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the Common Shares on the New York Stock Exchange on July 22, 2014, a date that is within five business days prior to filing.

The Registrant hereby files this Registration Statement on Form S-8 to register an additional 5,000,000 Common Shares under the Plan for which a previously filed registration statement on Form S-8 relating to the Plan is effective. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8 (Registration No. 333-184620) filed by the Registrant on October 26, 2012, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

(a)
The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013 (Commission File No. 001-08944), filed with the Commission on February 14, 2014, as amended by Amendment No. 1 on Form 10-K/A (Commission File No. 001-08944), filed with the Commission on April 30, 2014;

(b)
The Registrant’s Quarterly Reports on Form 10-Q for the period ended March 31, 2014 (Commission File No. 001-08944), filed with the Commission on April 25, 2014, and for the period ended June 30, 2014 (Commission File No. 001-08944), filed with the Commission on July 24, 2014;

(c)
The Registrant’s Current Reports on Form 8-K (Commission File No. 001-08944), filed with the Commission on January 3, 2014, February 11, 2014, February 14, 2014 (Items 5.02 and 9.01), February 27, 2014, April 25, 2014 and June 30, 2014; and

(d)
The description of the Common Shares contained in the Current Report on Form 8-K/A (Commission File No. 001-08944) filed with the Commission on May 21, 2008, and all amendments and reports filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
Item 6. Indemnification of Directors and Officers.
The Registrant will indemnify, to the full extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the Registrant’s request as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise; provided, however, that the Registrant will indemnify any such agent (as opposed to any director, officer or employee) of the Registrant to an extent greater than required by law only if and to the extent that the Registrant’s directors may, in their discretion, so determine. The indemnification the Registrant gives will not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any law, the Registrant’s Third Amended Articles of Incorporation or any agreement, vote of shareholders or of disinterested directors or otherwise, both as to action in official capacities and as to action in another capacity while such person is a Registrant director, officer, employee or agent, and shall continue as to a person who has ceased to be a Registrant director, trustee, officer, employee or agent and shall inure to the benefit of heirs, executors and administrators of such a person.
The Registrant may, to the full extent permitted by law and authorized by the Registrant’s directors, purchase and maintain insurance on behalf of any persons described in the paragraph above against any liability asserted against and incurred by any such person in any such capacity, or arising out of the status as such, whether or not the Registrant would have the power to indemnify such person against such liability.
Under the Ohio Revised Code, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. The Ohio Revised Code does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees or agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.
The Ohio Revised Code does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.
Under the Ohio Revised Code, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his or her action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

Item 8. Exhibits

Exhibit Number	Exhibit Description
4.1
Third Amended Articles of Incorporation of Cliffs (as filed with the Secretary of State of the State of Ohio on May 13, 2013 (filed as Exhibit 3.1 to Cliffs' Form 8-K on May 13, 2013 and incorporated herein by reference)

4.2	Regulations of Cleveland-Cliffs Inc. (filed as Exhibit 3.2 to Cliffs' Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)
4.3
Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan (filed as Annex B to Cliffs' Definitive Proxy Statement on Schedule 14A, filed June 10, 2014 and incorporated herein by reference)

5.1	Opinion of Counsel
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.2	Consent of Counsel (included in Exhibit 5.1)
24.1	Power of Attorney

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on this 29th day of July, 2014.

CLIFFS NATURAL RESOURCES INC.

By:	/s/ James D. Graham
James D. Graham Vice President, Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of July 29, 2014.

Signature
*	President, Chief Executive Officer and Director (Principal Executive Officer)
G. B. Halverson
*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
T. M. Paradie
*	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)
T. K. Flanagan
*	Director
S. M. Cunningham
*	Director
B. J. Eldridge
*	Director
M. E. Gaumond
*	Director
A. R. Gluski
*	Director
S. M. Green
*	Director
J. K. Henry
*	Director
S. M. Johnson
*	Director
J. F. Kirsch
*	Director
R. K. Riederer
*	Director
T. Sullivan

*
The undersigned, by signing his name hereto, does hereby sign this Registration Statement on Form S-8 on behalf of each of the officers and directors of the Registrant identified above pursuant to a Power of Attorney executed by the officers and directors identified above, which Power of Attorney is filed with this Registration Statement on Form S-8 as Exhibit 24.1.

DATED: July 29, 2014	By:	/s/ James D. Graham
James D. Graham, attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1
Third Amended Articles of Incorporation of Cliffs (as filed with the Secretary of State of the State of Ohio on May 13, 2013 (filed as Exhibit 3.1 to Cliffs' Form 8-K on May 13, 2013 and incorporated herein by reference)

4.2	Regulations of Cleveland-Cliffs Inc. (filed as Exhibit 3.2 to Cliffs' Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)
4.3
Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan (filed as Annex B to Cliffs' Definitive Proxy Statement on Schedule 14A, filed June 10, 2014 and incorporated herein by reference)

5.1	Opinion of Counsel
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.2	Consent of Counsel (included in Exhibit 5.1)
24.1	Power of Attorney